EXHIBIT 99.1

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

CONTACT:	David Dick
Chief Financial Officer
212-590-6200

ICR
Jean Fontana
646-277-1214

dELiA*s, INC. ANNOUNCES

THIRD QUARTER 2012 RESULTS

New York, NY – November 20, 2012 – dELiA*s, Inc. (NASDAQ: DLIA), a multi-channel retail company comprised of two lifestyle brands primarily targeting teenage girls and young women, today announced the results for its third quarter of fiscal 2012.

Third Quarter Fiscal 2012 Highlights:

•

Total revenue decreased 4.0% to $55.7 million from $58.1 million in the third quarter of fiscal 2011. Revenue from the retail segment decreased 2.8% to $35.2 million, due to a reduction in store count, partially offset by a comparable store sales increase of 2.4%. Revenue from the direct segment decreased 6.1% to $20.6 million on a catalog circulation decrease of 14.4%.

•	Consolidated gross margin increased to 33.9% compared to 32.3% in the prior year quarter.

•	Net loss was $2.0 million, or $0.06 per diluted share. Net loss for the third quarter of fiscal 2011 was $4.4 million, or $0.14 per diluted share.

Walter Killough, Chief Executive Officer, commented, “We achieved our third consecutive quarter of positive comparable store sales and merchandise margin improvement for the retail segment. While we were pleased with the results of our back-to-school season, our sales trends slowed in late September and October. Hurricane Sandy also had a significant effect on both segments of our business during the first week of the new quarter, although we expect its impact on our overall fourth quarter results to be minimal. Subsequent to the storm, sales trends improved, and we have been pleased with the strong response to our

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

Holiday assortment in both our dELiA*s retail and direct businesses. We believe that we are well-positioned with compelling merchandise, timely inventory flow and a strong marketing program in place, and remain on track to deliver improved sales and margins as we continue to execute on our strategic initiatives.”

Results by Segment

Retail Segment Results

Total revenue for the retail segment for the third quarter of fiscal 2012 decreased 2.8% to $35.2 million from $36.2 million in the third quarter of fiscal 2011 due to a reduction in store count. Retail comparable store sales increased 2.4% for the third quarter of fiscal 2012 compared to a decrease of 1.7% for the third quarter of fiscal 2011.

Gross margin for the retail segment, which includes distribution, occupancy and merchandising costs, was 29.7% for the third quarter of fiscal 2012 compared to 26.0% in the prior year period. The increase in gross margin resulted primarily from higher merchandise margins, driven by increased full price selling and fewer markdowns, and the leveraging of reduced occupancy costs.

Selling, general and administrative (SG&A) expenses for the retail segment were $11.6 million, or 33.1% of sales, in the third quarter of fiscal 2012 compared to $12.1 million, or 33.5% of sales, in the prior year period. The decrease in SG&A expenses in dollars resulted from reduced selling and depreciation expenses.

The operating loss for the third quarter of fiscal 2012 for the retail segment was $1.0 million compared to $2.7 million in the prior year period. Included in the third quarter of fiscal 2012 were store closing costs of $0.5 million.

The Company closed two stores during the third quarter of fiscal 2012, ending the period with 107 stores.

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

Direct Segment Results

Total revenue for the direct segment for the third quarter of fiscal 2012 decreased 6.1% to $20.6 million from $21.9 million in the third quarter of fiscal 2011. Catalog circulation was reduced by 14.4% compared to the third quarter of fiscal 2011.

Gross margin for the direct segment was 41.2% for the third quarter of fiscal 2012 compared to 42.7% in the third quarter of fiscal 2011. The decrease in gross margin resulted primarily from higher shipping and handling costs partially offset by higher merchandise margins.

SG&A expenses for the direct segment were $10.9 million, or 53.2% of sales, in the third quarter of fiscal 2012 compared to $10.9 million, or 50.0% of sales, in the prior year period. The increase in SG&A expenses as a percent of sales reflects the deleveraging of selling, overhead and depreciation expenses.

Operating loss for the third quarter of fiscal 2012 for the direct segment was $0.8 million as compared to $1.5 million in the prior year period. Included in the third quarter of fiscal 2012 was incremental gift card breakage income of $1.6 million.

Balance Sheet Highlights

At the end of the third quarter of fiscal 2012, cash and cash equivalents were $5.9 million compared with $15.8 million at the end of the third quarter of fiscal 2011.

Total net inventories at the end of the third quarter of fiscal 2012 were $38.8 million compared with $41.7 million at the end of the third quarter of fiscal 2011. Inventory per average retail store was down 11.2% compared to the prior year period, and inventory for the direct segment was up 2.6% compared to the prior year.

First Nine Month Results

For the nine-month period ended October 27, 2012, total revenue increased 3.2% to $156.5 million from $151.6 million for the prior year period. Total gross margin was 33.5% compared to 31.1% for the prior year period. SG&A expenses were $65.6 million, or 41.9% of sales, for the first nine months of fiscal 2012, compared to $66.4 million, or 43.8% of sales, for the prior year period.

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

The operating loss for the first nine months of fiscal 2012 decreased to $10.3 million, compared to $19.0 million for the first nine months of fiscal 2011.

Net loss for the first nine months of fiscal 2012 decreased to $10.9 million, or $0.35 per diluted share, compared to a net loss of $18.5 million, or $0.59 per diluted share, for the first nine months of fiscal 2011. Included in the first nine months of fiscal 2012 is gift card breakage of $2.8 million, or $0.09 per diluted share, compared to $0.2 million, or $0.01 per diluted share, in first nine months of fiscal 2011.

The provision for income taxes for the first nine months of fiscal 2012 was $0.1 million, or $0.00 per diluted share, compared to an income tax benefit of $0.9 million, or $0.03 per diluted share, for the first nine months of fiscal 2011.

Conference Call and Webcast Information

A conference call to discuss third quarter 2012 results is scheduled for Tuesday, November 20, 2012 at 10:00 A.M. Eastern Time. The conference call will be webcast live at www.deliasinc.com. A replay of the call will be available until December 20, 2012 and can be accessed by dialing (877) 870-5176 and providing the pass code number 7021640.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About dELiA*s, Inc.

dELiA*s, Inc. is a multi-channel retail company comprised of two lifestyle brands primarily targeting teenage girls and young women. Its brands – dELiA*s and Alloy – generate revenue by selling apparel, accessories and footwear to consumers through direct mail catalogs, websites, and dELiA*s mall-based retail stores.

Forward-Looking Statements

This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “should”, “would”, “project”, “plan”, “predict”, “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of risk factors that may affect our results, see the “Risk Factors That May Affect Future Results” section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

(unaudited)

	October 27, 2012	October 29, 2011
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$5,919	$15,778
Inventories, net	38,849	41,655
Prepaid catalog costs	3,689	3,654
Other current assets	3,487	3,741

TOTAL CURRENT ASSETS	51,944	64,828

PROPERTY AND EQUIPMENT, NET	38,340	44,843
GOODWILL	4,462	4,462
INTANGIBLE ASSETS, NET	2,419	2,419
OTHER ASSETS	938	852

TOTAL ASSETS	$98,103	$117,404

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$24,008	$21,787
Accrued expenses and other current liabilities	11,585	16,941
Income taxes payable	916	891

TOTAL CURRENT LIABILITIES	36,509	39,619
DEFERRED CREDITS AND OTHER LONG-TERM LIABILITIES	9,825	11,676

TOTAL LIABILITIES	46,334	51,295

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred Stock, $.001 par value; 25,000,000 shares authorized, none issued	—	—
Common Stock, $.001 par value; 100,000,000 shares authorized; 31,684,387 and 31,432,531 shares issued and outstanding, respectively	32	31
Additional paid-in capital	99,788	99,081
Accumulated deficit	(48,051)	(33,003)

TOTAL STOCKHOLDERS’ EQUITY	51,769	66,109

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$98,103	$117,404

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	For the Thirteen Weeks Ended
	October 27, 2012		October 29, 2011
NET REVENUES	$55,723	100.0%	$58,067	100.0%

Cost of goods sold	36,808	66.1%	39,336	67.7%

GROSS PROFIT	18,915	33.9%	18,731	32.3%

Selling, general and administrative expenses	22,572	40.5%	23,081	39.7%

Other operating income	(1,822)	-3.3%	(122)	-0.2%

TOTAL OPERATING EXPENSES	20,750	37.2%	22,959	39.5%

OPERATING LOSS	(1,835)	-3.3%	(4,228)	-7.3%

Interest expense, net	159	0.3%	171	0.3%

LOSS BEFORE INCOME TAXES	(1,994)	-3.6%	(4,399)	-7.6%

Provision for income taxes	3	0.0%	26	0.0%

NET LOSS	$(1,997)	-3.6%	$(4,425)	-7.6%

BASIC AND DILUTED LOSS PER SHARE:

NET LOSS PER SHARE	$(0.06)		$(0.14)

WEIGHTED AVERAGE BASIC AND DILUTED COMMON SHARES OUTSTANDING	31,355,085		31,209,737

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	For the Thirty-Nine Weeks Ended
	October 27, 2012		October 29, 2011
NET REVENUES	$156,477	100.0%	$151,560	100.0%

Cost of goods sold	103,992	66.5%	104,381	68.9%

GROSS PROFIT	52,485	33.5%	47,179	31.1%

Selling, general and administrative expenses	65,640	41.9%	66,406	43.8%

Other operating income	(2,837)	-1.8%	(194)	-0.1%

TOTAL OPERATING EXPENSES	62,803	40.1%	66,212	43.7%

OPERATING LOSS	(10,318)	-6.6%	(19,033)	-12.6%

Interest expense, net	478	0.3%	394	0.3%

LOSS BEFORE INCOME TAXES	(10,796)	-6.9%	(19,427)	-12.8%

Provision (benefit) for income taxes	88	0.1%	(921)	-0.6%

NET LOSS	$(10,884)	-7.0%	$(18,506)	-12.2%

BASIC AND DILUTED LOSS PER SHARE:
NET LOSS PER SHARE	$(0.35)		$(0.59)

WEIGHTED AVERAGE BASIC AND DILUTED COMMON SHARES OUTSTANDING	31,334,288		31,209,737

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Thirty-Nine Weeks Ended
	October 27, 2012	October 29, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(10,884)	$(18,506)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,412	8,624
Stock-based compensation	543	571
Changes in operating assets and liabilities:
Inventories	(7,912)	(9,630)
Prepaid catalog costs and other assets	(1,609)	6,220
Restricted cash	—	8,268
Income taxes payable	180	149
Accounts payable, accrued expenses and other liabilities	(6,480)	(4,928)

Total adjustments	(7,866)	9,274

NET CASH USED IN OPERATING ACTIVITIES	(18,750)	(9,232)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(3,757)	(3,064)

NET CASH USED IN INVESTING ACTIVITIES	(3,757)	(3,064)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(22,507)	(12,296)
CASH AND CASH EQUIVALENTS, beginning of period	28,426	28,074

CASH AND CASH EQUIVALENTS, end of period	$5,919	$15,778

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s, Inc.

SELECTED OPERATING DATA

(in thousands, except number of stores)

(unaudited)

	For The Thirteen Weeks Ended			For The Thirty-Nine Weeks Ended
	October 27, 2012	October 29, 2011		October 27, 2012		October 29, 2011
Channel net revenues:
Retail	$35,172	$36,186		$92,752		$89,589
Direct	20,551	21,881		63,725		61,971

Total net revenues	$55,723	$58,067		$156,477		$151,560

Comparable store sales	2.4%	(1.7%)		7.3%		1.6%

Catalogs mailed	8,007	9,356		23,587		25,940

Inventory - retail	$21,250	$24,501		$21,250		$24,501

Inventory - direct	$17,599	$17,154		$17,599		$17,154

Number of stores:
Beginning of period	109	115		113		114
Opened	—	1	**	1	*	3	**
Closed	2	2	**	7	*	3	**

End of period	107	114		107		114

Total gross sq. ft @ end of period	410.8	437.2		410.8		437.2

*	Totals include one store that was closed and relocated to an alternative site in the same mall during the first quarter of fiscal 2012.
**	Totals include one store that was closed, remodeled and reopened in the second quarter of fiscal 2011, and one store that was closed, remodeled and reopened during the third quarter of fiscal 2011.